Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces First Quarter 2009 Financial Results

HATBORO, Pa  —  May 12, 2009 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the quarter ended March 31, 2009.

First Quarter 2009 Financial Results

David T. Gulian, president and chief executive officer of InfoLogix, said, “The first quarter was challenging for InfoLogix but we saw positive developments related to our integration strategy, market position in healthcare technology solutions, and sales forecast and pipeline growth.  The economic environment has dictated that customers conserve capital resources by postponing IT projects, and as a result, several projects we expected to come to fruition during the first quarter were deferred to later in the year.  In addition, as we transition to a software and services model more of our sales are derived from long-term contracts for which revenue is deferred and recognized over the life of the contract.  While this means that our net revenue in future quarters should be more predictable, it also means that less revenue is recognized upfront, which led to reduced net revenues in the first quarter.  On the other hand, our sales order backlog of over $20 million at the end of the first quarter 2009 was at the highest point in our company’s history.”

Net revenues for the quarter ended March 31, 2009 were $18.8 million, down 20.9% from $23.8 million in last year’s first quarter. The revenue decrease was a result of the overall macroeconomic environment, which resulted in the deferral of several significant projects to later in the year.  In addition, the first quarter of 2008 included over $1.4 million of services revenue from one customer in the logistics industry that did not recur in the current quarter.  In the first quarter, InfoLogix consulting and other professional services revenue decreased to $5.1 million, or 27.1% of net revenue during the quarter, from $6.2 million or 26.1% of net revenues in last year’s first quarter.

Gross profit for the quarter ended March 31, 2009 was $4.1 million, or 22% of net revenues, compared to $6.2 million or 26.1% of net revenues in the first quarter of 2008.  Lower gross margins in the comparable periods were the result of lower net revenues on wireless infrastructure and consulting and professional services due to the deferral of projects and to fewer higher margin services projects as a percentage of overall net revenue.

Selling, general and administrative expenses were $7.7 million for the three months ended March 31, 2009, essentially flat compared with $7.5 million for the three months ended March 31, 2008.  Selling expenses were $3.2 million for the three months ended March 31, 2009, compared with $3.3 million for the three months ended March 31, 2008.  The decrease in selling expenses was primarily due to reduced commission expense on lower sales volume.  General and administrative expenses were $4.5 million for the first quarter of 2009, compared with $4.2 million for the first quarter of 2008.  The increase in general and administrative expenses was primarily due to administrative salaries and related employment benefits resulting from the acquisitions of the businesses of Delta Health Systems and Aware Interweave made in the second quarter of 2008, partially offset by continued cost reduction actions taken since the fourth quarter of 2008. Selling, general, and administrative expenses decreased 17.4% from $9.2 million in the fourth quarter of 2008, reflecting lower sales commissions combined with the previously-mentioned cost cutting efforts. General and administrative expenses during the first quarter of 2009 also included a charge of $100,000 for estimated exposure in a potential contract dispute.

Interest expense was $1.1 million for the three months ended March 31, 2009, compared to approximately $0.3 million for the three months ended March 31, 2008, an increase of $0.9 million or 300%. The increase in interest expense is a result of higher amounts outstanding under our senior credit facilities as a result of acquisitions completed in 2008 and of higher base rates charged on these facilities than during the comparable period in 2008.  In addition, interest on 2009 borrowings is charged at a higher default rate due to certain financial covenant violations during the first quarter of 2009 that did not occur during the comparable period.

Income tax expense during the first quarter of 2009 was $7,000 compared to a benefit of approximately $0.6 million in the first quarter of 2008.

InfoLogix reported a net loss of $4.7 million, or $0.18 per basic and diluted share, for the quarter ended March 31, 2009, compared with a net loss of approximately $1.0 million, or $0.04 per basic and diluted share for the same period of 2008.

Mr. Gulian continued, “We expect that federal funding of healthcare IT projects will accelerate during the year as funds from the American Recovery and Reinvestment Act of 2009 (ARRA) are released to healthcare payers and providers.  InfoLogix is well-positioned to benefit from our customers’ receipt of ARRA funding because many of their IT projects are either underway but on hold, or about to move forward.  We believe that these are precisely the projects that the government envisioned, and they have the added benefit of delivering real efficiencies and real return on investment for the healthcare industry at a time when reducing the cost of healthcare is a primary focus in Washington. We remain optimistic about the balance of 2009.”

Liquidity and Capital Resources

At March 31, 2009 InfoLogix had cash of $4.1 million and total debt, including current and long term, of $25.3 million.  David Gulian said, “We are discussing the refinance of our existing debt obligations with a range of parties, including asset-based lenders, strategic and institutional senior and mezzanine lenders, and equity investors.  We have received indications of interest and we have begun to discuss the terms of these capital arrangements. In addition, we are confident that we will reach an agreement with Hercules Technology Growth Capital to restructure our existing senior credit facility.  We anticipate refinancing our debt obligations within the next few months and putting to rest any concerns about our liquidity and capital resources.”

Outlook

The following is an outlook of anticipated results from the Company’s strategic initiatives for 2009:

•

Organic growth in net revenues in the low double digits primarily related to the company’s focus on healthcare information technology and SAP® enterprise warehouse management systems projects, two sectors of the market where strong growth fundamentals are driving more new business opportunities.

•	A reduction in overall selling, general, and administrative expense, resulting from continued cost-cutting efforts.

•	Gross margins approaching 30%, due to a greater share of the company’s revenues coming from providing higher margin software, consulting, and professional services.

In commenting on the outlook, Mr. Gulian added: “We remain confident in our business plan for 2009.  Our backlog is strong, we are well-positioned in growth markets such as healthcare and logistics, and we have a strong, experienced team prepared to deliver on our plans.  Cost-cutting efforts initiated in the fourth quarter of 2008 are expected to result in at least $2 million in savings, which we believe will still allow us to be ready to respond quickly to customer needs.  We stand by our forecast for the year of low-double-digit revenue growth and expanding gross margins.”

Conference Call and Webcast

Management will host a conference call with the investment community on May 13, 2009 at 9:00 a.m. eastern time. Interested parties may participate in the conference call by dialing 719-325-4761 or toll free 877-852-6573 and entering Conference ID 1492562. The teleconference will be webcast simultaneously on the investor relations page of the InfoLogix website at www.infologix.com under “Investors/Events Calendar.” The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended March 31, 2008 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:
John A. Roberts	Joseph J. Crivelli
Chief Financial Officer	Gregory FCA
215-604-0691 x1102	610-228-2100

INFOLOGIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FIRST QUARTERS S ENDED MARCH 31, 2009 AND 2008

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2009	2008

Net revenues	$18,812	$23,786
Cost of revenues	14,677	17,581
Gross profit	4,135	6,205
Selling, general and adminstrative expenses	7,663	7,517
Operating loss	(3,528)	(1,312)
Interest expense	(1,146)	(286)
Interest income	10	48
Loss before income tax (provision) benefit	(4,664)	(1,550)
Income tax (provision) benefit	(7)	559
Net loss	$(4,671)	$(991)
Loss per share - basic and diluted	$(0.18)	$(0.04)
Weighted average shares outstanding - basic and diluted	25,603,150	24,918,441